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                            GOODWIN, PROCTER & HOAR
               A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
                              COUNSELLORS AT LAW
                                EXCHANGE PLACE
                       BOSTON, MASSACHUSETTS 02109-2881

                                                     TELEPHONE (617) 570-1000
                                                     TELECOPIER (617) 227-8591
                                                     CABLE - GOODPROCT, BOSTON



                                October 2, 1995


Willkie Farr & Gallagher
One Citicorp Center
153 East 53rd Street
New York, New York 10022

Re:  Acquisition by Smith Barney Income Funds, on behalf of
     Smith Barney Utilities Fund, of Assets of Utility Portfolio, an investment portfolio of Smith Barney Funds, Inc.

Ladies and Gentlemen:

     You have requested our opinion as special Massachusetts counsel to Smith Barney Income Funds (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, on behalf of the Smith Barney Utilities Fund (the "Acquiring Fund"), an investment portfolio of the Trust, in connection with the transfer of all or substantially all of the assets of Utility Portfolio (the "Acquired Fund"), an investment portfolio of Smith Barney Funds, Inc., a corporation organized under the laws of the State of Maryland, in exchange for shares of beneficial interest of the Acquiring Fund and the assumption by the Acquiring Fund of certain liabilities of the Acquired Fund, pursuant to an Agreement and Plan of Reorganization (the "Agreement") dated as of October 2, 1995 by and between the Trust, on behalf of the Acquiring Fund, and Smith Barney Funds, Inc., on behalf of the Acquired Fund.

    In connection with this opinion, we have examined:

    1.    the Agreement;

    2. the First Amended and Restated Master Trust Agreement of the Trust, dated as of November 5, 1993, as amended to date, certified by the Assistant Secretary of the Trust (the "Declaration of Trust");

    3. the By-laws of the Trust, as amended to date, certified by the Assistant Secretary of the Trust;
















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    4.    a certificate as of a recent date of the Secretary of State of the
          Commonwealth of Massachusetts as to the good standing of the Trust and the authority of the Trust to exercise in the Commonwealth all of the powers recited in the Declaration of Trust and to transact business in the Commonwealth; and

    5. a certificate of the Assistant Secretary of the Trust as to, among other things, the issuance of shares of beneficial interest of the Trust and actions of the trustees of the Trust relating to the adoption and approval of the Agreement.

    As to matters of fact underlying the opinions expressed herein, we have relied exclusively upon certificates of certain public officials and officers of the Trust and upon the representations and warranties of the Trust contained in the Agreement. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

    We have made such examination of Massachusetts law as in our judgment is necessary and appropriate for the purposes of this opinion. We do not purport to be experts in the laws of any jurisdiction other than the laws of the Commonwealth of Massachusetts and our opinions expressed herein are limited solely to the laws of the Commonwealth of Massachusetts. We have not, at your instruction, examined independently the question of what law would govern the interpretation or enforcement of any provision of the Declaration of Trust and have, at your direction, assumed for purposes of this opinion that the interpretation and enforcement of each provision of the Declaration of Trust will be governed by the laws of the Commonwealth of Massachusetts.

    As indicated below, the Trust is an entity of the type commonly known as a "Massachusetts business trust. " Under Massachusetts law, shareholders of a business trust may, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust provides, however, that if a shareholder of any sub-trust of the Trust is charged or held personally liable solely by reason of being or having been a shareholder, the shareholder shall be entitled out





























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of the assets of the sub-trust to be held harmless from and indemnified against all loss and expense arising from such liability. Thus, the risk of a shareholder incurring financial loss on account of shareholder's liability is limited to circumstances in which the sub-trust itself would be unable to meet its obligations.

    Anything in this opinion to the contrary notwithstanding, we render or imply no opinion with respect to compliance with any applicable securities or anti-fraud statutes, rules, regulations or other similar laws of any state (including Massachusetts) or the United States of America. In rendering the opinions herein, we assume that there will be no material changes in the facts and conditions on which we base such opinions between the date hereof and the time of issuance of the shares of beneficial interest of the Trust representing interests in the Acquiring Fund (the "Shares") pursuant to the Agreement.

    Based upon and subject to the foregoing, we are of the opinion that all necessary Trust action precedent to the issuance of the Shares pursuant to the Agreement has been duly taken. We are further of the opinion that the Shares when issued in accordance with the terms of the Agreement will be validly issued, fully paid and nonassessable by the Trust.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement of the Trust on Form N-14 pursuant to which the Shares are to be registered under the Securities Act of 1933, as amended. This opinion is issued to, and may be relied upon only by, you in rendering your opinion in connection with the registration of the Shares and this opinion may not be used by any other person or for any other purpose without our prior written consent.


                         Very truly yours,


                         /s/ Goodwin Procter & Hoar
                         GOODWIN, PROCTER & HOAR